CoreSite Reports Fourth Quarter 2018 Financial Results

-- Revenue Growth of 13% for the Year --

DENVER, CO – February 6, 2019 – CoreSite Realty Corporation (NYSE:COR) (“the Company”), a premier provider of secure, reliable, high-performance data center and interconnection solutions across the U.S., today announced financial results for the fourth quarter ended December 31, 2018.

Annual Highlights

•	Key Financial Results, compared to 2017 --
o	Operating revenues of $544.4 million, increased 13.0%
o	Net income of $2.22 per diluted common share, increased 20.7%
o	Funds From Operations (“FFO”) of $5.06 per diluted share and unit –
▪	increased 14.2% year over year, or 11.9% excluding 2017 non-cash charge for redeemed preferred stock original issuance costs
o	Dividends declared of $4.14 per share and unit, increased 15.6%

Quarterly Highlights

•	Key Financial Results --
o	Q4 operating revenues of $139.1 million -
▪	increased 10.5% year over year, and was in line sequentially
o	Q4 net income of $0.54 per diluted common share -
▪	increased 22.7% year over year, and 3.8% sequentially
o	Q4 FFO of $1.26 per diluted share and unit -
▪	increased 15.6% year over year, or 6.8% excluding 2017 non-cash charge for redeemed preferred stock original issuance costs and 0.8% sequentially
•	Lease Commencements --
o	Commenced 116 new and expansion leases including -
▪	22,684 net rentable square feet (“NRSF”), representing $4.4 million of annualized GAAP rent at an average rate of $192 per square foot
•	Lease Sales Activity --
o	Signed 115 new and expansion leases including -
▪	16,125 NRSF, representing $4.2 million of annualized GAAP rent at an average rate of $259 per square foot

o	Renewed 303 existing leases including -
▪	125,078 NRSF, representing $22.5 million of annualized GAAP rent,

at an average rate of $180 per square foot, including churn of 1.9%,

reflecting 3.0% cash rent growth and 7.0% GAAP rent growth

“We delivered solid results in 2018, while expanding our customer ecosystem and building our new capacity pipeline,” said Paul Szurek, CoreSite’s Chief Executive Officer.  “In 2019, our focus is to continue executing on high-value edge and hybrid cloud deployments requiring direct interconnection to networks and cloud on-ramps.  This includes our goals of delivering significant new capacity and translating it into attractive sales growth, acquiring many new customers and continuing to deliver a strong customer experience.”

© 2019, CoreSite, L.L.C. All Rights Reserved

Other Financial Results and Liquidity

CoreSite’s $139.1 million of operating revenues for the fourth quarter included $118.3 million of rental, power and related revenue, $18.0 million of interconnection revenue and $2.8 million of office, light-industrial and other revenue.

Net Income was $25.9 million for the fourth quarter and $106.8 million for the year, or $0.54 and $2.22 attributable to each common diluted share, respectively.

The Company’s balance sheet remains strong, with a ratio of net principal debt to fourth quarter annualized adjusted EBITDA of 3.8 times.  As of the end of the fourth quarter, CoreSite had $236.2 million of total liquidity, including $2.6 million of cash and $233.6 million of available capacity on its revolving credit facility.

Sales Activity

For the quarter, the Company continued to perform in the core retail colocation space with solid pricing, ongoing acquisition of new logos and expansion with key strategic customers.  Additionally, the Company achieved strong lease renewals, with churn lower than expected.  Scale colocation leasing for the quarter was impacted by the fact that occupancies were high and therefore capacity was constrained for large blocks of contiguous space in certain markets.  In 2018, the Company made solid progress on construction, and when coupled with its development completion schedule for 2019, believes its new capacity will strengthen its future sales opportunities, including for scale leasing.

“We are entering 2019 with a strong pipeline of construction and development, new logo additions, and an ongoing value proposition that we believe resonates with customers,” said Steven Smith, Chief Revenue Officer. “These elements, along with our product enhancements, should drive significant new leasing opportunities in 2019.”

Development Activity

CoreSite expects 2019 to be a positive transition year, entering the year with leasable capacity at a low level compared to historical norms, and plans to end 2019 with leasable capacity, plus quickly developable incremental capacity, at the higher levels the Company experienced in previous years.

CoreSite has a strong ongoing development and operational position that includes --

•

the ability to increase its occupied footprint of land and buildings, both owned or leased, by 89%, or about 1.9 million NRSF, including space unoccupied, under construction, pre-construction or held for development, and

•	owning (versus leasing) 92% of its 4.1 million data center NRSF, which supports operational control, expansion and long-term cost management

In 2018, the Company placed into service nearly 172,000 NRSF of new turn-key data center capacity, including completion late in the fourth quarter of its DC2 data center, located in Washington DC, for nearly 25,000 NRSF.

© 2019, CoreSite, L.L.C. All Rights Reserved

As of December 31, 2018, CoreSite had a total of approximately 271,000 NRSF of turn-key data center capacity under construction, with $166.4 million incurred to date of the $530.2 million of total estimated costs as detailed below.  Included in these numbers are two development projects in the pre-construction phase totaling 118,000 NRSF, with $39.4 million incurred to date of the $250.0 million of estimated total costs.

				Costs Incurred	Estimated
			Estimated	To-Date	Total Costs
Market	Building	NRSF	Completion	(in millions)	(in millions)
Under Construction:
Los Angeles	LA1	17,238	Q2 2019	$1.6	$13.2
Los Angeles	LA2	28,191	Q2 2019	7.1	21.0
Northern Virginia	VA3, Phase 1B	49,837	Q2 2019	70.8	119.0
San Francisco Bay	SV8, Phase 1	58,000	Q3 2019	47.5	127.0
Pre-Construction:
Chicago	CH2, Phase 1	58,000	2020	10.1	120.0
Los Angeles	LA3, Phase 1	60,000	2020	29.3	130.0
Total		271,266		$166.4	$530.2

Operational Excellence

CoreSite made investments in 2017 and 2018 to drive operational excellence with new technology, talent and staffing upgrades and increased training.

In 2018, CoreSite achieved 99.99999% reliability, or “seven 9s,” exceeding its target of “six 9s.” This achievement positively impacted operating costs and correlated to high satisfaction from some of the Company’s largest customers for its reliability and ease of doing business.

In addition, CoreSite delivered approximately  7% improvement in Power Utilization Efficiency on a same-store basis compared to 2017, enabled by strategic infrastructure investments and an ongoing program of operational efficiency improvements.

Financial Outlook

The Company’s outlook is based on current economic conditions, internal assumptions about its customer base, and the supply and demand dynamics of the markets in which it operates. The guidance does not include the impact of any future financing, investment or disposition activities, beyond what has already been disclosed.

The Company’s guidance for 2019 includes --

•	Net income attributed to common share in a range of $2.15 to $2.25, and
•	FFO per common diluted share and unit in the range of $5.21 to $5.31

The difference between net income and FFO represents real estate depreciation and amortization.

For further detail on the Company’s 2019 guidance, including operating revenues, Adjusted EBITDA, depreciation and amortization and capital expenditures, along with guidance drivers, please see page 23 of CoreSite’s Supplemental Information.

© 2019, CoreSite, L.L.C. All Rights Reserved

Upcoming Conferences and Events

CoreSite’s management will participate in Citi’s 2019 Global Property CEO Conference in Hollywood, Florida on March 4-5.

Conference Call Details

CoreSite will host its fourth quarter 2018 earnings call on Thursday, February 7, 2019, at 12:00 p.m. Eastern Time. The conference call will be accessible by dialing 1-877-407-3982 (domestic) or 1-201-493-6780 (international). A replay will be available until February 21, 2019, and can be accessed shortly after the call by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international). The passcode for the replay is 13686173.  The quarterly conference call also will be offered as a simultaneous webcast, accessible by visiting www.CoreSite.com and clicking on the “Investors”  link.  An on-line replay will be available for a limited time immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE:COR) delivers secure, reliable, high-performance data center and interconnection solutions to a growing customer ecosystem across eight key North American markets. More than 1,350 of the world’s leading enterprises, network operators, cloud providers, and supporting service providers choose CoreSite to connect, protect and optimize their performance-sensitive data, applications and computing workloads. Our scalable, flexible solutions and 450+ dedicated employees consistently deliver unmatched data center options — all of which leads to a best-in-class customer experience and lasting relationships. For more information, visit www.CoreSite.com.

CoreSite Contact

Carole Jorgensen

Vice President Investor Relations and Corporate Communications

303-405-1012
InvestorRelations@CoreSite.com

© 2019, CoreSite, L.L.C. All Rights Reserved

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the Company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; failure to obtain necessary outside financing; the ability to service existing debt; the failure to qualify or maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in its most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission.

Use of Funds From Operations (“FFO”)

FFO is a supplemental measure of CoreSite’s performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance. The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“Nareit”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and undepreciated land and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures. FFO attributable to common shares and units represents FFO less preferred stock dividends declared during the period.

CoreSite’s management uses FFO as a supplemental performance measure because, by excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

CoreSite offers this measure because it recognizes that investors use FFO as a basis to compare its operating performance with that of other REITs. However, the utility of FFO as a measure of the Company’s performance is limited because FFO excludes depreciation and amortization and captures neither the changes in the value of its properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of its properties, all of which have real economic effect and could materially impact the Company’s financial condition and results from operations. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund the Company’s cash needs, including its ability to pay dividends or make distributions. In addition, CoreSite’s calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the

© 2019, CoreSite, L.L.C. All Rights Reserved

standards differently from the Company. Investors in CoreSite’s securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Use of Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate (“EBITDAre”)

EBITDAre is calculated in accordance with the standards established by the National Association of Real Estate Investment Trusts (“Nareit”). EBITDAre is defined as earnings before interest, taxes, depreciation and amortization, gains or losses from the sale of depreciated property, and impairment of depreciated property. CoreSite calculates adjusted EBITDA by adding its non-cash compensation expense, transaction costs from unsuccessful deals and business combinations and litigation expense to EBITDAre as well as adjusting for the impact of other impairment charges, gains or losses from sales of undepreciated land and gains or losses on early extinguishment of debt. Management uses EBITDAre and adjusted EBITDA as indicators of the Company’s ability to incur and service debt. In addition, CoreSite considers EBITDAre and adjusted EBITDA to be appropriate supplemental measures of its performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDAre and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of the Company’s business, their utilization as a cash flow measurement is limited.

© 2019, CoreSite, L.L.C. All Rights Reserved

Consolidated Balance Sheets

(in thousands, except per share data)

	December 31,	December 31,
	2018	2017 (1)
Assets:
Investments in real estate:
Land	$86,955	$97,258
Buildings and improvements	1,730,329	1,561,056
	1,817,284	1,658,314
Less: Accumulated depreciation and amortization	(590,784)	(473,141)
Net investment in operating properties	1,226,500	1,185,173
Construction in progress	265,921	162,903
Net investments in real estate	1,492,421	1,348,076
Operating lease right-of-use assets	190,304	92,984
Cash and cash equivalents	2,599	5,247
Accounts and other receivables, net	18,464	28,875
Lease intangibles, net	6,943	6,314
Goodwill	40,646	40,646
Other assets, net	102,290	103,501
Total assets	$1,853,667	$1,625,643

Liabilities and equity:
Liabilities
Debt, net	$1,130,823	$939,570
Operating lease liabilities	202,699	102,912
Accounts payable and accrued expenses	89,315	77,170
Accrued dividends and distributions	55,679	48,976
Acquired below-market lease contracts, net	2,846	3,504
Unearned revenue, prepaid rent and other liabilities	37,672	34,867
Total liabilities	1,519,034	1,206,999

Stockholders' equity
Common stock, par value $0.01	363	338
Additional paid-in capital	491,314	457,495
Accumulated other comprehensive income (loss)	(2,193)	753
Distributions in excess of net income	(246,929)	(177,566)
Total stockholders' equity	242,555	281,020
Noncontrolling interests	92,078	137,624
Total equity	334,633	418,644
Total liabilities and equity	$1,853,667	$1,625,643

(1)

Adoption of the new lease accounting standard effective January 1, 2018, required that the Company adjust the consolidated balance sheet as of December 31, 2017, to include the recognition of additional right-of-use assets and lease liabilities for operating leases. See the Company’s SEC filings for additional information.

© 2019, CoreSite, L.L.C. All Rights Reserved

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
Operating revenues:
Data center revenue:(1)
Rental, power, and related revenue	$118,341	$118,590	$106,748	$463,086	$407,680
Interconnection revenue	18,026	17,701	16,255	69,709	62,293
Total data center revenue	136,367	136,291	123,003	532,795	469,973
Office, light-industrial and other revenue	2,779	2,889	2,943	11,597	11,848
Total operating revenues	139,146	139,180	125,946	544,392	481,821

Operating expenses:
Property operating and maintenance	39,487	41,161	34,722	152,357	132,820
Real estate taxes and insurance	4,910	4,699	3,963	19,239	14,913
Depreciation and amortization	36,035	36,264	32,629	141,633	129,251
Sales and marketing	5,394	5,180	4,616	21,023	18,176
General and administrative	10,534	10,074	10,157	40,090	37,548
Rent	7,420	7,329	6,155	27,696	24,125
Transaction costs	—	—	37	75	176
Total operating expenses	103,780	104,707	92,279	402,113	357,009
Operating income	35,366	34,473	33,667	142,279	124,812
Interest expense	(9,448)	(9,433)	(6,635)	(35,526)	(24,147)
Income before income taxes	25,918	25,040	27,032	106,753	100,665
Income tax (expense) benefit	(20)	(20)	(24)	10	(174)
Net income	25,898	25,020	27,008	106,763	100,491
Net income attributable to noncontrolling interests	6,267	6,420	6,099	28,841	25,636
Net income attributable to CoreSite Realty Corporation	19,631	18,600	20,909	77,922	74,855
Preferred stock dividends	—	—	(1,671)	—	(7,924)
Original issuance costs associated with redeemed preferred stock	—	—	(4,326)	—	(4,326)
Net income attributable to common shares	$19,631	$18,600	$14,912	$77,922	$62,605

Net income per share attributable to common shares:
Basic	$0.54	$0.52	$0.44	$2.23	$1.85
Diluted	$0.54	$0.52	$0.44	$2.22	$1.84

Weighted average common shares outstanding:
Basic	36,300	35,512	33,893	34,957	33,793
Diluted	36,486	35,721	34,145	35,137	34,059

(1)

During 2018, the Financial Accounting Standards Board (“FASB”) issued updates to the new lease accounting standard. As a result of the updates the Company has combined contractual data center rental, power, and tenant reimbursements and other revenue into a single line item as shown below:

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
Rental revenue	$74,326	$74,321	$68,373	$293,823	$264,134
Power revenue	41,637	40,967	36,528	157,993	134,909
Tenant reimbursement and other	2,378	3,302	1,847	11,270	8,637
Rental, power, and related revenue	$118,341	$118,590	$106,748	$463,086	$407,680

© 2019, CoreSite, L.L.C. All Rights Reserved

Reconciliations of Net Income to FFO

(in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
Net income	$25,898	$25,020	$27,008	$106,763	$100,491
Real estate depreciation and amortization	34,853	34,928	31,213	136,458	123,848
FFO	$60,751	$59,948	$58,221	$243,221	$224,339
Preferred stock dividends	—	—	(1,671)	—	(7,924)
Original issuance costs associated with redeemed preferred stock	—	—	(4,326)	—	(4,326)
FFO available to common shareholders and OP unit holders	$60,751	$59,948	$52,224	$243,221	$212,089
Original issuance costs associated with redeemed preferred stock	—	—	4,326	—	4,326
FFO available to common shareholders and OP unit holders, as adjusted(1)	$60,751	$59,948	$56,550	$243,221	$216,415

Weighted average common shares outstanding - diluted	36,486	35,721	34,145	35,137	34,059
Weighted average OP units outstanding - diluted	11,602	12,378	13,836	12,903	13,844
Total weighted average shares and units outstanding - diluted	48,088	48,099	47,981	48,040	47,903

FFO per common share and OP unit - diluted	$1.26	$1.25	$1.09	$5.06	$4.43

FFO per common share and OP unit - diluted, as adjusted(1)	$1.26	$1.25	$1.18	$5.06	$4.52

(1)

The three months and year ended December 31, 2017, excludes $4.3 million, or $0.09 per share and unit, of non-cash charge related to the original issuance costs associated with the Company’s redeemed preferred stock.

Reconciliations of Net Income to EBITDAre and Adjusted EBITDA:

(in thousands)

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2018	2018	2017	2018	2017
Net income	$25,898	$25,020	$27,008	$106,763	$100,491
Adjustments:
Interest expense	9,448	9,433	6,635	35,526	24,147
Income taxes	20	20	24	(10)	174
Depreciation and amortization	36,035	36,264	32,629	141,633	129,251
EBITDAre	$71,401	$70,737	$66,296	$283,912	$254,063
Non-cash compensation	3,174	3,052	2,401	12,038	8,946
Transaction costs / litigation	—	3	58	168	197
Adjusted EBITDA	$74,575	$73,792	$68,755	$296,118	$263,206

© 2019, CoreSite, L.L.C. All Rights Reserved